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                                                                  EXHIBIT 4.7

                        SUPPLEMENTAL WARRANT AGREEMENT

                                    between

                   KnowledgeWare, Inc. and Trust Company Bank

                         Dated as of November 30, 1994


     SUPPLEMENTAL WARRANT AGREEMENT dated as of November 30, 1994, between KnowledgeWare, Inc., a Georgia corporation (the "Company") and Trust Company Bank, Atlanta, Georgia (the "Warrant Agent").

     In connection with the settlement of the action In Re: KnowledgeWare, Inc.
                                                     --------------------------
Shareholder Litigation, in the United States District Court for the Northern
- ----------------------
District of Georgia, Atlanta Division, Master File No. 1:92-CV-1651-JTC and pursuant to a Stipulation of Settlement dated as of January 26, 1994 (the "Stipulation") among the parties to the above captioned litigation, the Company has issued warrants ("Warrants") to purchase an aggregate of 500,000 shares of the Company's Common Stock, without par value ("KWI Common"), at a purchase price of $17.50 per share, subject to adjustments in certain circumstances, all upon the terms and subject to the conditions set forth in that Warrant Agreement between the Company and the Warrant Agent dated June 9, 1994 (the "Warrant Agreement"). All capitalized terms used herein and not otherwise defined shall have the meanings attributed to such terms in the Warrant Agreement.

     On August 31, 1994, the Company entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") with Sterling Software, Inc., a Delaware corporation ("Sterling") and SSI Corporation, a Georgia corporation and wholly owned subsidiary of Sterling ("SSI").

     The Merger Agreement provides that SSI shall be merged with and into the Company and that the Company shall be the surviving corporation. At the Effective Time (as defined in the Merger Agreement), each share of KWI Common issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive up to .1653 share of the common stock, par value $.10 per share, of Sterling ("Sterling Common"). Section 4.1(iii) of the Merger Agreement provides that the Warrants outstanding at the Effective Time shall be assumed by Sterling.

     This Supplemental Warrant Agreement is being entered into in connection with the foregoing as provided in Section 7(d) of the Warrant Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     1. At and after the Effective Time, the Warrants shall be exercisable upon the same terms and conditions now existing, except that:

          a. Each Warrant Certificate shall entitle the registered holder thereof, subject to the provisions of the Warrant Agreement (including, without limitation,
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          Section 7 (Anti-Dilution Adjustments) and Section 9 (Fractional
          Interests)) and of the Warrant Certificate, to purchase at any time during the Exercise Period, .1653 of a share of Sterling Common for each Warrant evidenced by such Warrant Certificate, and

          b. The Purchase Price (i.e., the exercise price per share of Sterling Common pursuant to the Warrants) shall be an amount equal to the Purchase Price per share of KWI Common immediately prior to the Effective Time (i.e., the exercise price of $17.50 per share of KWI
                          ----
          Common, as it may be adjusted pursuant to the terms of the Warrant Agreement) divided by .1653 (the exercise price being rounded upward to the nearest full cent).

     2. At and after the Effective Time, the provisions of Section 7 of the Warrant Agreement shall similarly apply to successive recapitalizations and reclassifications of Sterling Common.

     3. Except as expressly modified hereby, the Warrant Agreement shall continue in full force and effect.

     4. This Supplemental Warrant Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Warrant Agreement to be duly executed, all as of the day and year first above written.


                                         KNOWLEDGEWARE, INC.:


                                         /s/ Francis A. Tarkenton
                                         ------------------------------
                                         Francis A. Tarkenton,
                                         Chief Executive Officer


                                         /s/ Rick W. Gossett
                                         ------------------------------
                                         Rick W. Gossett,
                                         Financial Officer and Treasurer






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                                         TRUST COMPANY BANK:


                                         /s/ A C Conn
                                         -----------------------------
                                         Print Name: A C Conn
                                                    ------------------
                                         Title: Group Vice President
                                               -----------------------


                                         /s/ T. J. Donaldson
                                         -----------------------------
                                         Print Name: T. J. Donaldson
                                                    ------------------
                                         Title: Group Vice President
                                               -----------------------





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